Exhibit 99.1

ANGIOTECH PHARMACEUTICALS, INC. ANNOUNCES FINANCIAL RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2010

Vancouver, BC, May 4, 2010 – Angiotech Pharmaceuticals, Inc. (NASDAQ: ANPI, TSX: ANP) today announced its financial results for the first quarter ended March 31, 2010.

"We are pleased to report strong quarterly product sales results, driven primarily by continued growth of our most innovative Proprietary Medical Products," said Dr. William Hunter, President and CEO of Angiotech. "In addition, we are encouraged by sales trends for our Base Medical Products, which showed stability and modest growth across all key product groups during the quarter."

First Quarter Financial Highlights

  Total revenue was $63.3 million.

  Net product sales were $51.0 million. Sales of our Proprietary Medical Products were $15.7 million, or 31% of total product sales. Sales of our Base Medical Products were $35.3 million, or 69% of total product sales.

  Royalty revenue was $12.3 million.

  Research and development expenses were $6.8 million.

  Selling, general and administrative expenses were $21.6 million.

  Net loss and net loss per share were $6.7 million and $0.08, respectively.

  As of March 31, 2010, cash and short-term investments were $48.6 million and net debt was $526.4 million.

Selected Non-GAAP Financial Measures

  Certain financial measures in this press release are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). In addition, certain financial measures presented below and in the appendix to this press release are non-GAAP, or adjusted, financial measures that exclude certain items. Management uses certain non-GAAP, or adjusted, financial measures to establish operational goals, and believes that these measures may assist investors in evaluating the results of our business and analyzing the underlying trends in our business over time. Investors should consider these non-GAAP adjusted financial measures in addition to, and not as a substitute for, or as superior to, financial measures prepared in accordance with GAAP. A reconciliation of the our non-GAAP adjusted financial measures to the corresponding GAAP financial measures, and an explanation of our use of these non-GAAP adjusted financial measures and of the excluded items, are included in the appendix to this press release.

  Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain non-cash and non-recurring items) was $10.1 million.

  Adjusted revenue was $63.3 million.

  Adjusted cost of goods sold was $24.8 million.

  Adjusted research and development expenses were $6.7 million.

  Adjusted selling, general and administrative expenses were $20.5 million.

  Adjusted net income and adjusted net income per share for the quarter were $1.9 million and $0.02 respectively.

First Quarter Highlights

Proprietary Medical Products. Our Proprietary Medical Products are marketed and sold by our two direct sales groups. We believe certain of these product lines contain technological advantages, and therefore may have the potential to contribute more substantial revenue growth as compared to our overall product portfolio. Our most significant commercial Proprietary Medical Products are our Quill™ SRS wound closure product line, SKATER™ line of drainage catheters, Option™ inferior vena cava (“IVC”) filter, HemoStream™ chronic dialysis catheter and BioPince™ full core biopsy device.

Consistent with recent prior quarters, our Proprietary Medical Products continued to demonstrate higher revenue growth as compared to our overall product portfolio. Revenue for these products increased by 21% in the first quarter of 2010 compared to the first quarter of 2009. The increase is primarily due to sales growth of certain of our Proprietary Medical Product lines, primarily Quill SRS and the Option IVC filter. In addition, the sales of our Proprietary Medical Products were positively impacted by foreign currency fluctuations. Excluding the impact of foreign currency changes, revenue growth would have been 18%.

Base Medical Products. Our Base Medical Products represent more mature finished medical device product lines in the biopsy, ophthalmology and general surgery areas, as well as medical device components manufactured by us and sold to other third-party medical device manufacturers who assemble those components into finished medical devices. Sales of our Base Medical Products are supported by a small group of direct sales personnel, as well as a network of independent sales representatives and medical product distributors. Revenue from our Base Medical Products has recently exhibited greater volatility and slower relative growth as compared to our Proprietary Medical Products.

Revenue from our Base Medical Products increased by 6% in the first quarter of 2010 as compared to the first quarter of 2009, primarily due to growth in sales of our biopsy product line and, to a lesser extent, improved sales of medical device components manufactured by us and sold to other third-party medical device manufacturers. Sales of our Base Medical Products were also positively impacted by foreign currency fluctuations. Excluding the impact of foreign currency changes, revenue would have increased by 5%.

Royalty Revenue. We derive additional revenue from royalties paid to us by partners that develop, market and sell products incorporating certain of our proprietary technologies. Currently, the majority of our royalty revenues are derived from sales by Boston Scientific Corporation (“BSC”) of TAXUS® coronary stent systems incorporating the drug paclitaxel.

Royalty revenue derived from sales of TAXUS stent systems by BSC declined by 24% during the first quarter of 2010 as compared to the first quarter of 2009. The decline in royalty revenue was due to lower sales of TAXUS stent systems by BSC, as sales of TAXUS continued to be negatively impacted by competitive pressure in the drug-eluting coronary stent market, most specifically by negative marketing campaigns conducted by BSC’s competitors suggesting clinical advantages of their drug-eluting stent products as compared to TAXUS. Royalty revenue for the quarter ended March 31, 2010 was based on BSC’s net sales for the period October 1, 2009 to December 31, 2009 of $186 million, of which $73 million was in the United States, compared to net sales of $239 million for the same period in the prior year, of which $104 million was in the United States. The average gross royalty rate earned in the three months ended March 31, 2010 on BSC’s net sales was 6.0% for sales in the United States and 6.1% for sales in other countries, compared to an average rate for the same period in 2009 of 6.4% for sales in the United States and 6.1% for sales in other countries.

Amendment to Credit Agreement. In April 2010 we completed a third amendment to our credit agreement with Wells Fargo Capital Finance, LLC (formerly Wells Fargo Foothill, LLC). The amendment included, among other items, amendments to financial covenants pertaining to minimum Adjusted EBITDA levels, interest coverage ratios and the definition of Adjusted EBITDA. The significant amended items are intended to reflect the continued decline and uncertainty of sales of TAXUS by BSC and the related potential impact on our Adjusted EBITDA. This amendment allows us continued access to funds per the terms of the credit agreement.

Closing of Acquisition of Certain Product Candidates and Technology Assets of Haemacure Corporation. In April 2010 we announced the closing of the acquisition of certain product candidates and technology assets of Haemacure Corporation (“Haemacure”). Haemacure had been involved in proceedings under Canada’s Bankruptcy and Insolvency Act and Chapter 11 of the United States Bankruptcy Code. Through an asset sale transaction, Angiotech acquired all of the relevant research and development activities, manufacturing operations, key personnel, and intellectual property rights necessary to pursue further clinical development of Haemacure’s human biomaterial product candidates, specifically fibrin sealant and thrombin hemostat.

In June 2009, we provided Haemacure with a US$2.5 million senior secured bridge loan as part of a collaboration that provided us with access to certain technology and product distribution rights. In January 2010 Haemacure announced that it had filed a notice of intention to make a proposal to its creditors under the Bankruptcy and Insolvency Act (Canada), and that its wholly-owned United States subsidiary sought court protection under Chapter 11 of the Bankruptcy Code in the Unites States. In March 2010 Haemacure announced that it had obtained authorization from the Superior Court of the Province of Québec and the United States Bankruptcy Court to sell Haemacure's assets to us. At closing, we have funded approximately $1.5 million in additional expenses, which include the funding of Haemacure’s insolvency proceedings, day-to-day operating costs, legal fees and expenses. We expect that modest additional expenditures for research and development may be required in 2010, depending upon final decisions made regarding product development timelines, operations and personnel. We have concluded that the acquisition qualifies as a business combination and therefore charged $0.3 million of transaction-related expenses incurred to selling, general and administration costs during the three months ended March 31, 2010. Management is still in the process of assessing and determining the purchase price allocation based on the fair values of the assets acquired.

Cook Medical. In April 2010 we announced that our partner, Cook Medical, Inc. (“Cook”), had enrolled its first patient in its landmark Formula™ PTX® clinical trial. The trial is the first of its kind to evaluate the safety and effectiveness of a paclitaxel-eluting stent to treat renal artery disease, the narrowing of the arteries that supply blood to the kidneys. The multi-center, randomized trial plans to enroll 120 patients at sites across Europe. The trial utilizes Cook’s Formula Renal Stent, which is designed with a very low profile that may help it cross tightly blocked vessels for placement into diseased renal arteries.

MultiStem® Stem Cell Therapy. In February 2010, our partner Athersys Inc. (“Athersys”) announced that enrolment in a phase I clinical trial assessing the safety of its MultiStem allogenic stem cell therapy in acute myocardial infarction (“MI”) patients had been completed. Initial results of this clinical trial are expected to be announced in the second half of 2010. Upon completion of the phase I human clinical trial, which is currently being conducted by Athersys, we may, at our option, assume lead responsibility for further clinical development of MultiStem in the acute MI indication. We currently own marketing and commercialization rights with respect to this product candidate.

The phase I clinical trial is an open label, multi-center dose escalation trial evaluating the safety and maximum tolerated dose of a single administration of allogeneic MultiStem cells following an acute MI. Following standard treatment, enrolled patients receive MultiStem delivered via a catheter that enables rapid and efficient delivery of MultiStem into the region of damage in the heart. The study is being conducted at multiple cardiovascular treatment centers in the United States, including the Cleveland Clinic, Columbia University Medical Center and Henry Ford Health System, and includes patients in three treatment cohorts or dose groups, as well as a non-treated registry group. In preclinical studies conducted by Athersys and independent cardiovascular research teams, administration of MultiStem following an ischemic injury to the heart has been associated with a number of benefits, including an increase in ejection fraction, or volume of blood pumped from the heart, a reduction of inflammation in the region of injury and increased angiogenesis, each of which is believed to help augment recovery and healing.

TAXUS Clinical Results. In March 2010 we announced BSC’s results for the PERSEUS clinical trial. The PERSEUS clinical trial compared the TAXUS Element™ stent to prior-generation stents in more than 1,600 patients in two parallel trials at 90 centers worldwide. The first study evaluated the safety and efficacy of the TAXUS Element stent compared to the TAXUS Express2™ stent in 1,264 patients with “workhorse” lesions from 2.75 to 4.0 mm. This prospective, randomized (3:1) trial met its primary endpoint of non-inferiority for target lesion failure at 12 months with rates of 5.6 percent for the TAXUS Element Stent and 6.1 percent for the TAXUS Express2 stent. The second study compared the TAXUS Element stent to a historic control (TAXUS V de novo bare-metal Express coronary stent system) in 224 patients with lesions from 2.25 to 2.75 mm. The trial met its primary endpoint of superiority for in-stent late loss at nine months with unadjusted values of 0.38 mm for the TAXUS Element stent and 0.80 mm for the Express stent, which was statistically significant.

In addition, in March 2010 we announced BSC’s results from an analysis of one-year subset data from the HORIZONS acute myocardial infarction trial assessing the impact of diabetes on clinical and angiographic outcomes in heart attack patients treated with the TAXUS Express2 Paclitaxel-Eluting Stent System or the Express bare-metal stent. The results demonstrated that the TAXUS Express Stent significantly reduced ischemia-driven target lesion revascularization (TLR) at one year and binary in-stent restenosis at 13 months in diabetic patients experiencing an acute myocardial infarction compared to an otherwise identical bare-metal control stent. Analysis of the data was presented on March 16, 2010 at the American College of Cardiology Annual Scientific Sessions.

Financial Information

This press release contains financial data derived from the unaudited consolidated financial statements for the quarter ended March 31, 2010 and 2009. Full unaudited consolidated interim financial statements and Management’s Discussion and Analysis for the three months ended March 31, 2010 will be filed on Form 10-Q on or before May 10, 2010 with the relevant regulatory agencies, as well as posted on our website at www.angiotech.com.

Amounts, unless specified otherwise, are expressed in U.S. dollars. Financial results are reported under U.S. GAAP unless otherwise noted. All per share amounts are stated on a diluted basis unless otherwise noted.

Conference Call Information

A conference call to discuss these financial results will be held today, Tuesday May 4, 2010 at 11:00 AM ET (8:00 AM PT).

Dial-in information:
North America (toll-free): (800) 573-4840
International: (617) 224-4326
Enter Passcode: 71541521

An archived replay of the call will be available until May 11, 2010.
North America (toll-free): (888) 286-8010
International: (617) 801-6888
Enter Passcode: 83710681

A live webcast will be available to all interested parties through the Investors section of Angiotech’s website: www.angiotech.com/investors

ANGIOTECH PHARMACEUTICALS INC.
CONS OLIDATED S TATEMENTS OF O PERATIONS
(Unaudited)

	Three Months Ended
	March 31,

	2010	2009
REVENUE
Product sales, net	$50,980	$46,136
Royalty revenue	12,308	17,111
License fees	53	25,053
	63,341	88,300

EXPENSES
Cost of products sold	25,204	23,966
License and royalty fees	2,237	2,905
Research and development	6,807	6,097
Selling, general and administration	21,598	19,572
Depreciation and amortization	8,374	8,265
Write-down of assets held for sale	700	-
Escrow settlement recovery	(4,710)	-
	60,210	60,805

Operating income	3,131	27,495

Other income (expenses):
Foreign exchange gain	347	732
Investment and other expense	(53)	(15)
Interest expense on long-term debt	(8,919)	(10,044)

Total other expenses	(8,625)	(9,327)

(Loss) / income before income taxes	(5,494)	18,168
Income tax expense	1,201	5,724
Net (loss) income	$(6,695)	$12,444

Basic net (loss) income per common share	$(0.08)	$0.15
Diluted net (loss) income per common share	$(0.08)	$0.14

Basic weighted average number of common shares outstanding (in thousands)	85,150	85,121

Diluted weighted average number of common shares outstanding (in thousands)	89,087	87,414

ANGIOTECH PHARMACEUTICALS INC.
CONS OLIDATED BALANCE S HEETS
(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$42,769	$49,542
Short-term investments	5,840	7,780
Accounts receivable	29,964	28,167
Income tax receivable	922	1,090
Inventories	38,239	35,541
Deferred income taxes, current portion	3,949	4,284
Prepaid expenses and other current assets	3,293	3,294
Total current assets	124,976	129,698

Assets held for sale	3,800	5,300
Property, plant and equipment	45,796	46,879
Intangible assets	164,437	173,019
Deferred financing costs	10,935	11,409
Deferred income taxes, non-current portion	2,006	4,624
Other assets	4,933	3,754
Total assets	$356,883	$374,683

LIABILITIES AND SHAREHOLDERS ' DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$42,575	$46,324
Income taxes payable	5,840	10,858
Interest payable on long-term debt	10,836	6,004
Total current liabilities	59,251	63,186

Deferred leasehold inducement	2,808	2,888
Deferred income taxes, non-current portion	38,443	41,402
Other tax liabilities	3,328	3,898
Long-term debt	575,000	575,000
Other liabilities	1,447	1,596
Total non-current liabilities	621,026	624,784

Shareholders’ deficit
Share capital
Authorized:
200,000,000 Common shares, without par value
50,000,000 Class I Preference shares, without par value
Common shares issued and outstanding:
March 31, 2010 – 85,158,971
December 31, 2009 – 85,138,081	472,745	472,742
Additional paid-in capital	34,110	33,687
Accumulated deficit	(873,236)	(866,541)
Accumulated other comprehensive income	42,987	46,825
Total shareholders' deficit	(323,394)	(313,287)

Total liabilities and shareholders' deficit	$356,883	$374,683

Forward Looking Statements

Statements contained in this press release that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. Forward-looking statements may involve, but are not limited to, comments with respect to our objectives and priorities for the remainder of 2010 and beyond, our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research and development and product and drug development. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many such known risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: general economic and business conditions in the United States, Canada and the other regions in which we operate; market demand; technological changes that could impact our existing products or our ability to develop and commercialize future products; competition; existing governmental legislation and regulations and changes in, or the failure to comply with, governmental legislation and regulations; availability of financial reimbursement coverage from governmental and third-party payers for products and related treatments; adverse results or unexpected delays in pre-clinical and clinical product development processes; adverse findings related to the safety and/or efficacy of our products or products sold by our partners; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; the requirement for substantial funding to conduct research and development, to expand manufacturing and commercialization activities; and any other factors that may affect our performance. In addition, our business is subject to certain operating risks that may cause any results expressed or implied by the forward-looking statements in this press release to differ materially from our actual results. These operating risks include: our ability to attract and retain qualified personnel; our ability to successfully complete pre-clinical and clinical development of our products; changes in our business strategy or development plans; our failure to obtain patent protection for discoveries; loss of patent protection resulting from third-party challenges to our patents; commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to obtain and enforce timely patent and other intellectual property protection for our technology and products; the ability to enter into, and to maintain, corporate alliances relating to the development and commercialization of our technology and products; market acceptance of our technology and products; our ability to successfully manufacture, market and sell our products; the availability of capital to finance our activities; our ability to restructure and to service our debt obligations; and any other factors referenced in our other filings with the applicable Canadian securities regulatory authorities or the Securities and Exchange Commission (“SEC”). For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in our annual report for the year ended December 31, 2009 filed with the SEC on Form 10-K.

Given these uncertainties, assumptions and risk factors, investors are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this press release to reflect future results, events or developments.

©2010 Angiotech Pharmaceuticals, Inc. All Rights Reserved.

About Angiotech Pharmaceuticals
Angiotech Pharmaceuticals, Inc. is a global specialty pharmaceutical and medical device company. Angiotech discovers, develops and markets innovative treatment solutions for diseases or complications associated with medical device implants, surgical interventions and acute injury. To find out more about Angiotech (NASDAQ: ANPI, TSX: ANP), please visit our website at www.angiotech.com.

FOR ADDITIONAL INFORMATION:
Rick Smith
Investor Relations and Corporate Communications
Angiotech Pharmaceuticals, Inc.
(604) 221-6933
ir@angio.com

Appendix A: Presentation of Certain Non-GAAP Financial Information and Reconciliations to Corresponding GAAP Financial Measures

The financial results presented in this press release may include any or all of the following non-GAAP, or adjusted, financial measures, which we believe provide important supplemental information to management and investors about the Company’s financial condition and results of operations: (1) adjusted earnings before interest expense, taxes, depreciation and amortization (“Adjusted EBITDA”), (2) adjusted net income (loss), (3) adjusted net income (loss) per share, (4) adjusted revenue, (5) adjusted costs of goods sold (“adjusted COGS”) (6) adjusted research and development expense (“adjusted R&D expense”), and (7) adjusted selling, general and administrative expense (“adjusted SG&A expense”).

Economic Substance of Non-GAAP Financial Measures

Our non-GAAP adjusted financial measures exclude certain non-cash, non-recurring and non-operating items, which may be unpredictable, volatile and not directly correlated to our operating performance. We believe exclusion of these items from our GAAP financial measures may provide the following advantages: (i) improved understanding of trends underlying our business and performance; (ii) improved consistency across periods when measuring and assessing our operating performance; (iii) improved understanding of the cash flow and cash earnings generated by our business in a given period and as compared to prior periods; and (iv) improved comparability of our operating results to those of similar companies in our industry.

Examples of these certain non-cash, non-recurring and non-operating items include: financing charges, asset write-downs, impairment charges, foreign exchange fluctuations, stock-based compensation expense, acquisition related amortization charges, integration and restructuring expenses, in-process research and development costs, retrospective adjustments driven by accounting policy changes, and certain extraordinary litigation expenses. A detailed discussion of the excluded items is provided below (see “Description of Adjustments” below).

Investors are cautioned that Adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, adjusted revenue, adjusted COGS, adjusted R&D expense and adjusted SG&A expense do not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other issuers. Our non-GAAP financial measures are supplemental metrics and should not be viewed as a substitute for, or superior to, financial reporting measures prepared in accordance with GAAP. We have prepared a reconciliation of our non-GAAP adjusted financial measures to the comparable GAAP-based financial measures in the tables included in this Appendix. Management compensates for certain material limitations that may be relevant to our use of certain non-GAAP financial measures by reviewing our operating performance in accordance with GAAP concurrent with our review of our operating performance relative to certain adjusted financial measures during each relevant disclosure period.

Use of Non-GAAP Financial Measures

Management uses Adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, adjusted revenue, adjusted COGS, adjusted R&D expense and adjusted SG&A expense when setting corporate and operational goals, and evaluating operating performance in connection with:

o	Presenting, comparing and assessing the financial results and forecasts reported to the Company’s Board of Directors.

o	Evaluating, managing and benchmarking the operating performance of the Company.

o	Analyzing underlying trends in the Company’s business.

o	Evaluating market position and performance relative to our competitors, many of which use the same or similar performance measures.

o	Establishing internal operating budgets.

o	Determining compensation under bonus or other incentive programs.

o	Enhancing comparability from period to period.

o	Assessing compliance with credit facility covenants.

o	Providing vital information in assessing cash flows to service our significant debt obligations.

o	Comparing performance with internal forecasts and targeted business models.

o	Evaluating and valuing potential acquisition candidates.

The adjustments used to compute our non-GAAP financial measures are consistent with those excluded from segmented operating results used by the Company’s chief operating decision makers to make operating decisions and assess performance. We have provided this information to enable investors to analyze our operating results in the same way that management uses this information to assess our business relative to other periods, our business objectives and similar companies in our industry.

ANGIOTECH PHARMACEUTICALS, INC.
CALCULATION OF ADJUSTED EBITDA
(Unaudited)

	Three Months Ended
	March 31,
(in thousands U.S.$)	2010	2009

GAAP net loss	$(6,695)	$12,444
Interest expense on long-term debt	8,919	10,044
Income tax expense	1,201	5,724
Depreciation and Amortization	9,335	9,161
EBITDA	12,760	37,373
Adjustments:
Non-recurring revenue, net of license fees (a)	(53)	(25,053)
Restructuring related charges (b)	930	934
In-process and non-recurring research and development charges (c)	-	313
Stock-based compensation (d)	427	384
Litigation expenses (g)	69	747
Foreign exchange loss (gain) (h)	(347)	(732)
Investment and other income	53	15
Non-recurring transaction fees (l)	250	619
Write-downs of investments and other long-lived assets (i)	700	-
Escrow recovery settlement (k)	(4,710)	-
Adjusted EBITDA	$10,079	$14,600

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED NET INCOME
(Unaudited)

	Three months ended
(in thousands US $)	March 31,
	2010	2009

GAAP - net loss	(6,695)	12,444
Non recurring revenue, net of license fees (a)	(53)	(25,053)
Technology acquisition related charge (c)	-	313
Non-recurring restructuring related charges (b)	930	934
Non-recurring transaction fees (1)	250	619
Stock based compensation expense (d)	427	384
Litigation related charges (g)	69	747
Write-down of investments, goodwill & other long-lived assets (i)	700	40
Write-down and other deferred financing charges (f)	718	618
Foreign exchange gain (h)	(347)	(732)
Acquisition related intangible asset amortization expense (e)	7,631	7,381
Losses on asset disposals (j)	40	-
Escrow settlement recovery (k)	(4,710)	-
Estimated tax impact of non-GAAP adjustments (m)	2,966	3,194
Adjusted net income	1,926	889

RECONCILIATION OF GAAP NET LOSS PER SHARE TO NON-GAAP ADJUSTED BASIC NET INCOME PER SHARE
AND NON-GAAP ADJUSTED DILUTED NET INCOME PER SHARE
(Unaudited)

	Three months ended March 31,
	2010		2009
	Basic	Diluted	Basic	Diluted

GAAP - net (loss) income per share	$(0.08)	$(0.08)	$0.15	$0.14
Non recurring revenue, net of license fees (a)	(0.00)	(0.00)	(0.29)	(0.29)
Technology acquisition related charge (c)	-	-	0.00	0.00
Non-recurringrestructuring related charges (b)	0.01	0.01	0.01	0.01
Non-recurringtransaction fees (l)	0.00	0.00	0.01	0.01
Stock based compensation expense (d)	0.01	0.00	0.00	0.00
Litigation related charges (g)	0.00	0.00	0.01	0.01
Write-down of investments, goodwill & other long-lived assets (i)	0.01	0.01	0.00	0.00
Write-down and other deferred financingcharges (f)	0.01	0.01	0.01	0.01
Foreign exchange (loss) gain (h)	(0.00)	(0.00)	(0.01)	(0.01)
Acquisition related intangible asset amortization expense (e)	0.09	0.09	0.09	0.08
Losses on asset disposals (j)	0.00	0.00	-	-
Escrow settlement recovery (k)	(0.06)	(0.05)	-	-
Estimated taximpact of non-GAAP adjustments (m)	0.03	0.03	0.04	0.04
Adjusted net income per share	$0.02	$0.02	$0.01	$0.01

RECONCILIATION OF GAAP REVENUE TO NON-GAAP ADJUSTED REVENUE
(Unaudited)

	Three months ended
(in thousands US $)	March 31,
	2010	2009

GAAP - revenue	63,341	88,300
Non-recurring revenue, net of license fees (a)	(53)	(25,053)
Adjusted revenue	$63,288	$63,247

RECONCILIATION OF GAAP COGS TO NON-GAAP ADJUSTED COGS
(Unaudited)

	Three months ended
(in thousands US $)	March 31,
	2010	2009

GAAP - COGS	25,204	23,966
Non-recurring restructuring related charges (b)	(437)	-
Adjusted COGS	$24,767	$23,966

RECONCILIATION OF GAAP RESEARCH & DEVELOPMENT EXPENSE TO NON-GAAP ADJUSTED
RESEARCH & DEVELOPMENT EXPENSE
(Unaudited)

	Three months ended
(in thousands US $)	March 31,
	2010	2009

GAAP - research and development expense	6,807	6,097
Technology acquisition related charges (c)	-	(313)
Stock based compensation expense (d)	(104)	(101)
Adjusted research and development expense	6,703	5,683

RECONCILIATION OF GAAP SELLING, GENERAL & ADMINISTRATION EXPENSE TO NON-GAAP ADJUSTED
SELLING, GENERAL & ADMINISTRATIVE EXPENSE
(Unaudited)

	Three months ended
(in thousands US $)	March 31,
	2009	2008

GAAP - selling, general and administration expense	21,598	19,572
Non-recurring restructuring related charges (b)	(493)	(934)
Stock based compensation expense (d)	(323)	(283)
Litigation related charges (g)	(69)	(747)
Non-recurring transaction fees (l)	(250)	(619)
Adjusted selling, general and adminstration expense	20,463	16,989

For an explanation of the adjustments used to derive our non-GAAP financial measures, please refer to the corresponding discussion in the “Description of Adjustments” section below.

We also report certain product sales revenue growth rate figures excluding the impact of foreign exchange rate fluctuations on current period revenues. Significant foreign exchange rate fluctuations can distort revenue growth, depending upon the strength of the U.S. dollar relative to the foreign currencies in which we generate revenues. We generate significant revenues in several foreign jurisdictions in multiple foreign currencies including Euros, British pounds, Swiss francs, Danish krone, Norwegian krone and Swedish krone. We believe this measure provides useful information to measure the success of our international sales offices in increasing product sales in their local currencies without regard to exchange rate fluctuations over which we have no control. The tables below provide additional information on the reported product sales figure including a reconciliation of the estimated impact of foreign currency on net sales.

ANGIOTECH PHARMACEUTICALS, INC.
WORLDWIDE SALES
(Unaudited)

	Three Months Ended		Change
			As Reported	Constant Currency
(in thousands of U.S.$)	31-Mar-10	31-Dec-09	Basis	Basis
Proprietary Medical Products	15,759	18,275	-14%	-13%
Base Medical Products	35,221	31,682	11%	12%
Total Medical Products	50,980	49,957	2%	3%

	Three Months Ended		Change
			As Reported	Constant Currency
(in thousands of U.S.$)	31-Mar-10	31-Mar-09	Basis	Basis
Proprietary Medical Products	15,759	13,063	21%	18%
Base Medical Products	35,221	33,073	6%	5%
Total Medical Products	50,980	46,136	10%	9%

ANGIOTECH PHARMACEUTICALS, INC.
NON-GAAP CONSTANT CURRENCY NET SALES RECONCILIATIONS
(Unaudited)

	Q1 2010 Net Sales as compared to Q4 2009
	Change
	As Reported	Constant	Estimated Impact of
(in thousands of U.S.$)	Currency Basis	Currency Basis	Foreign Currency
Proprietary Medical Products	(2,516)	(2,265)	(251)
Base Medical Products	3,539	3,768	(229)
Total Medical Products	1,023	1,503	(480)

	Q1 2010 Net Sales as compared to Q1 2009
	Change
	As Reported	Constant	Estimated Impact of
(in thousands of U.S.$)	Currency Basis	Currency Basis	Foreign Currency
Proprietary Medical Products	2,696	2,387	309
Base Medical Products	2,148	1,821	327
Total Medical Products	4,844	4,208	636

For a consolidated reconciliation of all GAAP financial measures identified above to corresponding non-GAAP financial measures, refer to the following tables.

ANGIOTECH PHARMACEUTICALS, INC.
RECONCILIATION OF GAAP FINANCIAL MEASURES TO CORRESPONDING
NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended				Three Months Ended
(in thousands of U.S.$, except share and per share data)	March 31, 2010				March 31, 2009
	Reported	Adjustment		Adjusted	Reported	Adjustment		Adjusted

REVENUE
Product sales, net	$50,980	$-		$50,980	$46,136	$-		$46,136
Royalty revenue	12,308	-		12,308	17,111	-		17,111
License fees	53	(53)	a	-	25,053	(25,053)	a	-
	63,341	(53)		63,288	88,300	(25,053)		63,247

EXPENSES
Cost of products sold	25,204	(437)		24,767	23,966	-		23,966
License and royalty fees	2,237	-		2,237	2,905	-		2,905
Research and development	6,807	(104)	d	6,703	6,097	(313)	c	5,683
		-				(101)	d
Selling, general and administrative	21,598	(493)	b	20,463	19,572	(934)	b	16,989
		(323)	d			(283)	d
		(69)	g			(747)	g
		(250)	l			(619)	l
Depreciation and amortization	8,374	(7,631)	e	743	8,265	(7,381)	e	884
Write-down of assets held for sale	700	(700)	i	-	-	-		-
Escrow settlement recovery	(4,710)	4,710	k	-	-	-		-
	60,210	(5,297)		54,913	60,805	(10,378)		50,427
Operating income (loss)	3,131	5,244		8,375	27,495	(14,675)		12,820
Other income (expenses):
Foreign exchange (loss) gain	347	(347)	h	-	732	(732)	h	-
Investment and other income (loss)	(53)	40	j	(13)	(15)	40	i	25
Interest expense on long-term debt	(8,919)	718	f	(8,201)	(10,044)	618	f	(9,426)
	(8,625)	411		(8,214)	(9,327)	(74)		(9,401)

(Loss) income before income taxes	(5,494)	5,655		161	18,168	(14,749)		3,419
Income tax expense (recovery)	1,201	(2,966)	m	(1,765)	5,724	(3,194)	m	2,530
Net (loss) income for the period	$(6,695)	$8,621		$1,926	$12,444	$(11,555)		$889
Basic net (loss) income per common share	$(0.08)			$0.02	$0.15			$0.01
Diluted net (loss) income per common share	$(0.08)			$0.02	$0.14			$0.01
Basic weighted average shares outstanding (000’s)	85,150			85,150	85,121			85,121
Diluted weighted average shares outstanding (000’s)	89,087			89,087	87,414			87,414

Description of Adjustments

The following is an explanation of each of the items that management has adjusted to derive its non-GAAP financial measures for the three months ended March 31, 2010.

(a) Non-Recurring Revenue

We report adjusted revenue in a given period, which excludes certain items from our reported GAAP revenue that are non-recurring and are unrelated to the day-to-day operating activities of our business.

The adjusted revenue metric for the three months ended March 31, 2009 excludes a $25.0 million one-time payment received from Baxter International Inc. The payment was subtracted from our GAAP-based revenue because it was non-recurring and received in lieu of future royalty payments on licensed technology and non-recurring non-operating license revenue. The adjusted revenue metric for the three months ended March 31, 2010 and 2009 also reflects the elimination of certain non-recurring license revenue.

(b) Restructuring-Related Charges

We report adjusted net income (loss), adjusted net income (loss) per share, adjusted COGS and adjusted SG&A metrics in a given period which exclude certain expenses related to restructuring or corporate reorganization activities that we are pursuing, or have completed in prior periods. These amounts, which are added back to our GAAP net income (loss) and net income (loss) per share to calculate corresponding adjusted metrics, primarily represent severance costs, asset write-offs, and other expenses associated with plant closures, transfers of production lines from one facility to another and plant headcount optimization initiatives that are not reasonably expected to recur in the future.

Our adjusted results for the three months ended March 31, 2010 excludes $0.9 million of restructuring charges related to continued costs from the closure of our Syracuse manufacturing facility, headcount reductions and the transfer of a production line from one facility to another. Our adjusted results for the three months ended March 31, 2009 excludes $0.9 million of termination and restructuring costs related to the closure of our manufacturing facility in Syracuse, New York, headcount reductions and other corporate reorganization initiatives.

(c) Technology Acquisition-Related Charges

We report adjusted net income (loss), adjusted net income (loss) per share and adjusted R&D expense metrics which exclude certain non-recurring, and in some instances non-cash, expenses related to research-stage-technology purchases that we have completed. These amounts, which are added back to our GAAP net income (loss), net income (loss) per share and research and development expense to calculate corresponding adjusted metrics, primarily represent costs incurred to complete an acquisition of technology for which we are unable to reasonably determine the specific commercial use. Such purchases of early stage technologies occur infrequently and are highly variable, non-comparable in amount and are not part of our day-to-day operations.

The adjusted R&D expense metric for the three months ended March 31, 2009 excludes $0.3 million of technology acquisition-related charges related to the termination of our collaboration agreement with Lipose Corporation.

(d) Stock Based Compensation Expense

We report adjusted net income (loss), adjusted net income (loss) per share, adjusted R&D expense and adjusted SG&A expense metrics that exclude amounts recorded for stock based compensation expense. Stock based compensation expense is added back to our GAAP financial measures because it is a non-cash charge required by GAAP, which represents an estimated additional cost associated with the issuance of stock options to management and employees as part of their compensation. Such compensation expense is a non-cash expense calculated using the Black-Scholes methodology to derive the expected fair value of employee stock options. Fair value calculations are highly subjective, given that they are dictated by the specific assumptions and inputs used in the model. Key assumptions and inputs may include our actual stock price on the day the calculation is completed, the historical volatility of our stock price, the estimated risk-free rate of return offered by the market and other factors, which are not directly correlated to our day-to-day operating performance and are difficult to determine, predict or forecast. In these respects and others (including the methodology that may be used to calculate such expense), methods and data that may be used to complete the calculation of stock based compensation expense may vary widely from period to period or from company to company. Inclusion of stock based compensation in our results makes it difficult to assess our operational cash flows as well as measure and compare our performance to that of similar companies in our industry, our operating goals or our performance in prior periods. In addition, the impact of potential dilution related to employee stock options as of any given reporting date is also reflected in our reported fully diluted share count and is already reflected in the related calculation of our GAAP and our adjusted net income (loss) per share metrics, irrespective of such additional operating expenses required to be recorded for GAAP purposes.

Our adjusted results for the three months ended March 31, 2010 and 2009 each exclude a total of $0.4 million of stock based compensation expense from our GAAP-derived research and development and selling, general and administrative expenses.

(e) Intangible Asset Amortization Expense

We report adjusted net income (loss) and adjusted net income (loss) per share metrics which may exclude amounts recorded for certain intangible asset amortization expenses. These amounts, which are non-cash expenses added back to our GAAP net income (loss) and net income (loss) per share metrics to calculate the corresponding adjusted metrics, primarily represent expenses incurred during a period to reduce the carrying value of acquired technology or intellectual property, based on the useful life of such assets as estimated and recorded by us at the time of an acquisition. The allocation of excess acquisition purchase prices over book values among intangible assets, goodwill and purchased research and development technology can be a highly subjective process that may vary significantly from company to company or between acquisition transactions, thus making comparisons of our current operating results to those of similar companies or our historical results difficult. In addition, we believe the economic impact of any such acquisitions is reflected in the cash cost or dilution effect resulting from such transactions, and is therefore reflected in our adjusted metrics through the impact on interest expense or income, our reported fully diluted shares outstanding, the amounts of revenue earned and other operating expenses incurred during the period.

Our adjusted results for the three months ended March 31, 2010 and 2009 exclude $7.6 million and $7.4 million of intangible asset amortization expenses from our GAAP-derived net income (loss) and net income (loss) per share metrics, respectively.

(f) Non-Cash Deferred Financing Charges

We report adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude amounts recorded for certain non-cash deferred financing charges. These amounts, which are non-cash expenses added back to our GAAP net income (loss) and net income (loss) per share metrics to calculate the corresponding adjusted metrics, primarily represent expenses incurred related to the amortization of debt financing fees, incurred in connection with our debt financing activities, over the expected life of the debt instrument as well as write-downs of deferred financing charges which are estimated to have no future benefit. As these non-cash expenses are not directly correlated to our day-to-day operating performance and are due to capital structure or financing decisions made by us that are specific to our situation at that time, inclusion of these charges in our financial results makes it more difficult to compare our performance to that of prior periods or similar companies in our industry, or to assess the cash flow generation of our operations.

Our adjusted results for the three months ended March 31, 2010 and 2009 exclude $0.7 million and $0.6 million of non-cash amortization of financing charges from our GAAP-derived net income (loss) and net income (loss) per share, respectively.

(g) Litigation Related Charges

We report adjusted SG&A expense, adjusted net income (loss) and adjusted net income (loss) per share metrics which may exclude amounts recorded for certain litigation related charges. These charges, which are added back to our GAAP selling, general and administrative expense, net income (loss) and net income (loss) per share metrics to calculate the corresponding adjusted metrics, primarily represent expenses incurred in connection with extraordinary litigation matters that are inherently unpredictable, highly variable from period to period, are not reasonably expected to recur in similar amounts in future periods or are not related to the day to day operational activities of our business.

Our adjusted results for the three months ended March 31, 2010 and 2009 exclude $0.1 million and $0.7 million of litigation-related charges from our GAAP-derived net income (loss) and net income (loss) per share, respectively.

(h) Foreign Exchange Gains and Losses

We report adjusted net income (loss) and adjusted net income (loss) per share metrics which may exclude amounts recorded for certain foreign exchange gains and losses. These amounts, which are added back to our GAAP net income (loss) and net income (loss) per share metrics to calculate the corresponding adjusted metrics, primarily represent expenses related to translation differences arising from translating assets held by us in foreign territories and denominated in foreign currencies, into our reporting currency. These foreign currency assets fund our research and development activities in Canada, and are unique to our current operational structure. As they have no bearing on our day-to-day operations, operating decisions or our ability to fund or manage our operations or research and development programs, we exclude them from our non-GAAP financial measures.

Our adjusted results for the three months ended March 31, 2010 and 2009 exclude $0.3 million and $0.7 million of net foreign exchange gains from our GAAP-derived net income (loss) and net income (loss) per share, respectively.

(i) Other Long-Lived Asset Impairment Charges

We have reported adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude certain write-downs of investments or other long-lived assets, for which the carrying values are impaired and irrecoverable. These amounts are added back to our GAAP net income (loss) and net income (loss) per share metrics to derive corresponding adjusted metrics because they are typically non-recurring, non operating and non-cash write-downs or expense items, thus making it difficult to compare our operating performance in the period the impairment expense is incurred, to our operating performance in other periods or to the operating performance of similar companies in our industry. Management may also exclude these charges from the Company’s operating goals, forecasts, budgets and non-GAAP financial measures.

Our adjusted results for the three months ended March 31, 2010 exclude a $0.7 million non-cash impairment charge recorded with respect to owned real estate which was classified as held for sale at the end of the period. Our adjusted results for the three months ended March 31, 2009 exclude a $0.04 million write-down on long-lived assets.

(j) Losses / Gains on Asset Disposals

We have reported adjusted net income (loss) and adjusted net income (loss) per share metrics which may exclude certain losses or gains recorded from asset disposals. Certain of these amounts may be adjusted from our GAAP-based metrics because they are non-cash in nature, non-recurring and difficult to predict from period to period and are not factors relating to or impacting our ability to conduct our day-to-day business goals or operations. Furthermore, the magnitude of the gains and losses recorded is often dependent on asset specific factors such as the age and condition of the asset, salvage values and technological obsolescence. Management also excludes such gains and losses when developing the Company’s operating goals, forecasts, budgets and non-GAAP financial measures because inclusion in operating results makes it difficult to compare our operating performance for a particular period to our historical operating performance or the operating performance of similar companies in our industry.

Our adjusted results for the three months ended March 31, 2010 exclude a $0.04 million non-cash loss recorded relating to a sale of certain real estate assets in Puerto Rico for less than their book carrying value at the time of the sale.

(k) Escrow Settlement Recovery

We report adjusted net income (loss) and adjusted net income (loss) per share metrics which may exclude certain extraordinary and non-recurring gains. These amounts are adjusted from our GAAP-based metrics given that they are unplanned, difficult to predict and related to one-time events not expected to recur from period to period.

Our adjusted results for the three months ended March 31, 2010 exclude a $4.7 million recovery received in connection with the settlement of an outstanding escrow claim with RoundTable Healthcare Partners, LP relating to our March, 2006 acquisition of American Medical Instruments Holdings, Inc.

(l) Non-Recurring Transaction Fees

We report adjusted net income (loss) and adjusted net income (loss) per share metrics which may exclude certain extraordinary and non-recurring costs related to significant corporate transactions. These amounts are adjusted from our GAAP-based metrics given that they are highly variable and specific to the extent and nature of the transaction being undertaken. As these expenses are not directly correlated to our day-to-day operating performance and are due to transaction or related financing decisions made by us that are specific to the situation at that time, inclusion of these charges in our financial results makes it more difficult to compare our performance to that of prior periods or similar companies in our industry, or to assess the cash flow generation of our operations.

As described under “First Quarter Highlights”, we have concluded that our acquisition of Haemacure in April 2010 qualifies as a business combination for GAAP purposes and therefore charged $0.3 million of transaction-related expenses incurred to selling, general and administration costs during the three months ended March 31, 2010. Our adjusted results for the three-month period ended March 31, 2010 therefore exclude the $0.3 million of transaction-related expenses relating to this acquisition. Our adjusted results for the three-month period ended March 31, 2009 exclude $0.6 million of transaction fees related to the exploration of certain financing and strategic alternatives.

(m) Income Tax Expense (Benefit) Related to the Above Adjustments

Income tax expense is adjusted by the amount of additional tax expense or benefit that would arise if we used our adjusted non-GAAP financial measures to calculate our tax provision, based on the relevant statutory rates applicable to the jurisdictions in which the above non-GAAP adjustments reside. The cumulative effect of the tax adjustments described above for the three months ended March 31, 2010 was $3.0 million, as compared to $3.2 million for the same period in 2009.

Material Limitations

While we believe our measures of Adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, adjusted revenue, adjusted COGS, adjusted R&D expense and adjusted SG&A expense are useful for the reasons noted above, we believe there may be certain inherent limitations in these measures, including but not limited to:

  Exclusion of amortization and depreciation expense from our adjusted financial measures does not take into account the need for future capital spending, whether this is to support growth or to replace assets which are subject to wear and tear.

  Exclusion of write-downs, amortization and depreciation from our adjusted financial measures does not take into consideration the potential tax impacts or obligations which can materialize into actual future cash flows.

  As we use our own approach for calculating our adjusted financial measures, other companies may not make the same adjustments or disclose their financial data in a manner that would allow comparison of their results to our adjusted results, thus decreasing comparability of our adjusted financial measures as comparative analytical tools.

  Non-GAAP based adjustments may not take into account the full economic cost of running our business. For example, financing costs are required to raise capital, which is used to fund operations.
  Adjusted financial measures do not necessarily reflect these considerations.

As noted above, our adjusted financial measures are not substitutes for our GAAP-derived financial measures and statements. These adjusted measures are used by management to supplement our GAAP disclosures and help investors and lenders gain a better understanding of our operating performance and to offer investors and lenders an opportunity to access the same data management and our Board of Directors may use to assess our operating performance. Management compensates for the foregoing limitations by ensuring that our GAAP disclosures are transparent and sufficient to provide readers with the information required to reconcile financial results and form unbiased conclusions.